Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Paul Hagan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8990

CARVER BANCORP, INC. ANNOUNCES SECOND QUARTER 2009 RESULTS

Reports Second Quarter Net Income of $0.6 Million and Diluted EPS of $0.25

New York, New York, November 14, 2008 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three- and six-month periods ended September 30, 2008, the second quarter of the fiscal year ending March 31, 2009 (“fiscal 2009”).The Company reported net income of $0.6 million and diluted earnings per share of $0.25 for the second quarter of fiscal 2009, compared to net income of $0.8 million and diluted earnings per share of $0.30 for the second quarter of fiscal 2008.  For the six month period ended September 30, 2008, the Company reported net income of $1.3 million, or $0.52 per diluted share, compared to net income of $1.9 million, or $0.74 per diluted share, for the prior year period.

Deborah C. Wright, the Company’s Chairman and CEO, stated: “Nationwide, the banking industry has entered a “perfect storm,” reflecting tightening net interest margins, the credit crises, and subsequent restructuring of the banking and financial industries. While Carver and its geographic markets had been spared from much of this upheaval, our region is now beginning to experience the impact.

“In this context, Carver’s second quarter earnings reflect continued pressure on our net interest margin and an increase in the provision for loan losses. With construction lending representing 25% of our loan portfolio, reductions in LIBOR and Prime Rate indices of 256 and 275 basis points since September 30, 2007, respectively have reduced interest income.  However rates paid in deposit markets did not decline commensurately given competitive pressures. In addition, this quarter is the first to reflect some deterioration in real estate and business conditions in New York City.

“Our non-performing assets increased from 0.50% of total assets at June 30, 2008 to 3.47% at September 30, 2008, in part due to accounting rules related to matured credits.  Loans past maturity must be classified as non-performing, even when they are current with respect to principal and interest payments and are performing based upon their original repayment terms. These loans represent $9.5 million or 34% of Carver’s total non-performing assets. The comparatively modest increase in provision for loan losses taken this quarter reflects the management team’s confidence in prospects for the substantial majority of all non-performing loans to return to performing status given our conservative underwriting.

“Despite the economic challenges, we are pleased with the initial response to our new small business loan program and feel confident in the growing suite of products we can now offer to our customers. During a time when many of our largest competitors have turned their attention away from smaller clients to refocus on their own challenges, our conservative approach positions Carver as well capitalized and ready to meet the needs of current and new customers. In addition, we have continued to make progress on our previously announced initiatives to improve efficiency. Reflecting this priority expenses were flat year over year, as we execute on critical operational initiatives. At the end of October we began to offer residential loan products through PHH Mortgage Corporation (“PHH”), a third party provider, via our branches, website and call center. In addition to fee income derived from this channel, we anticipate that a recent agreement to purchase whole loans underwritten by PHH, using the Bank’s lending standards, will provide an avenue for loan growth, when real estate markets stabilize. Carver also received approval from the Office of Thrift Supervision to consolidate two of our retail branches into a single location beginning in December 2008. These steps, and others we are evaluating, will further reduce staff, facilities and other costs, concluded Ms. Wright.

Carver also announced that on November 13, 2008, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the quarter ended September 30, 2008.  The Company noted that this action reflects the Board of Directors’ continued confidence in Carver’s long-term growth and earnings outlook.  The dividend will be payable on December 12, 2008 to stockholders of record at the close of business on November 28, 2008.

Income Statement Highlights

Second Quarter Results

The Company reported net income for the second quarter ended September 30, 2008 of $0.6 million compared to net income of $0.8 million for the prior year period, a decrease of $0.2 million.  The decrease in net income is the  result of a decrease in net interest income of $0.3 million, an increase of $0.2 million in the provision for loan losses, and an increase in non-interest expense of $0.1 million, offset by increases in non-interest income of $0.1 million and an income tax benefit of $0.4 million.

Interest income decreased by $1.6 million, or 12.8%, to $10.5 million for the quarter ended September 30, 2008 compared to $12.1 million for the prior year period.  The decrease in interest income was primarily the result of decreases in interest income on loans of $1.3 million and interest income on investment securities of $0.3 million. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 94 basis points to 5.91% for the quarter ended September 30, 2008 as compared to 6.85% for the prior year period.  The decrease in yield on interest earning assets was primarily the result of a 104 basis points decrease in the yield on loans as a result of LIBOR and Prime Rate based construction loans repricing at lower rates. The decrease in interest income was also the result of the decline in the average balance of investment securities from $28.5 in the prior year period to $6.2 million in the quarter ended September 30, 2008 as securities matured.

Interest expense decreased by $1.3 million, or 22.8%, to $4.3 million for the quarter ended September 30, 2008 as compared to $5.6 million for the prior year period. The decrease in interest expense was primarily the result of decreases in interest expense on deposits of $1.2 million and interest expense on advances and other borrowed money of $0.1 million. The decrease in interest expense primarily reflects an 83 basis point decrease in the average cost of interest-bearing liabilities to 2.62% for the quarter ended September 30, 2008 compared to 3.45% for the prior year period, partially offset by growth in the average balance of interest-bearing liabilities of $8.9 million, or 1.4%, to $658.4 million for the quarter ended September 30, 2008 compared to $649.5 million for the prior year period. The decrease in the yield on interest bearing liabilities was primarily the result of higher cost certificates of deposits repricing at lower rates as well as lower costs on short-term advances from the Federal Home Loan Bank of New York (“FHLB”).

The Bank provided a $0.2 million loan loss provision for the second quarter of fiscal 2009 as compared to no provision in the prior year period.  The increase recognizes the rise in non-performing loans reflecting indications of deterioration in the housing market and the New York City economy. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other factors existing at the time.

Non-interest income increased by $0.1 million, or 8.1%, to $1.6 million for the quarter ended September 30, 2008 compared to $1.5 million for the prior year period.  The increase was due to other income increasing $0.3 million, offset by a decrease in loan fees and service charges and gain on sale of securities of $0.1 million, respectively.  Other income increased by $0.3 million, primarily the result of $0.2 million consolidation of income from the minority interest created by the New Markets Tax Credit (“NMTC”) transaction.

Non-interest expense increased by $0.1 million, or 1.5%, to $7.3 million for the quarter ended September 30, 2008 compared to $7.2 million for the prior year period.  The increase was primarily due to increases in employee compensation and benefits of $0.5 million and equipment expense of $0.2 million, offset by a decrease in other expenses of $0.6 million.  The decrease in other expenses was the result of a reduction in consulting expenses which declined from $0.8 million in the prior year period to $0.3 million for the second quarter fiscal 2009.

The income tax benefit was $0.4 million for the quarter ended September 30, 2008 compared to a tax benefit of $44,000 for the prior year period.  The tax benefit for the quarter ended September 30, 2008 reflects income before taxes of $0.3 million which resulted in income tax expense of $0.1 million offset by the tax benefit generated by the NMTC transaction totaling $0.5 million, compared to income before income taxes of $0.7 million for the prior year period, which resulted in income tax expense of $0.3 million offset by the tax benefit generated by the NMTC investment totaling $0.4 million.  The Bank’s NMTC award received in June 2006 has been fully invested.  The Company expects to receive additional NMTC tax benefits of approximately $11.1 million from its $40.0 million investment through the period ending March 31, 2014.

Six Month Results

Net income for the six months ended September 30, 2008 was $1.3 million compared to net income of $1.9 million for the prior year period, a decrease of $0.6 million. The decrease in net income is the result of a decrease in net interest income of $0.7 million, an increase in non-interest expense of $0.9 million and an increase in provision for loan losses of $0.3 million, offset by an increase in non-interest income of $0.7 million and an income tax benefit of $0.7 million compared to an income tax expense of $0.1 million.

For the six month period ending September 30, 2008, interest income decreased $2.4 million, or 9.9%, to $21.6 million, compared to $24.0 million for the prior year period. The decrease in interest income was primarily the result of decreases in interest income on loans of $1.9 million and interest income on investment securities of $0.7 million, offset by an increase in interest income on mortgage-backed securities of 0.2  million. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 80 basis points to 6.09% for the six months ended September 30, 2008 as compared to 6.89% for the prior year period.  The decrease in yield on interest earning assets was primarily the result of an 89 basis points decrease in the yield on loans as a result of LIBOR and Prime Rate based construction loans repricing at lower rates. The decrease in interest income was also the result of the decline in the average balance of investment securities from $29.8 in the prior year period to $5.4 million in the quarter ended September 30, 2008 due to matured securities.

For the six month period ended September 30, 2008, interest expense decreased by $1.7 million, or 15.7%, to $9.2 million, compared to $10.9 million for the prior year period.  The decrease in interest expense resulted primarily from a 61 basis point decrease in the annualized average cost of interest-bearing liabilities to 2.80%, compared to 3.41% for the prior year period, offset partially by growth in the average balance of interest-bearing liabilities of $16.9 million, or 2.6%, to $655.5 million compared to $638.6 million for the prior year period.

For the six month period ended September 30, 2008, the Bank provided a $0.3 million provision for loan losses compared with no provision for the prior year period.  The increased provision reflects indications of deterioration in housing and real estate markets, as well as the overall economic environment, which contributed to an increase in our non-performing loans and net loan charge-offs. Based on our evaluation of housing and real estate markets and the overall economy, coupled with the increase in and composition of our delinquencies, non-performing loans, net loan charge-offs and overall loan portfolio, we determined that a provision for loan losses was warranted for the six months ended September 30, 2008.

For the six month period ended September 30, 2008, non-interest income increased $0.7 million to $3.3 million compared to $2.6 million for the prior year period.  For the six month period ended September 30, 2008, other income increased by $0.6 million, primarily the result of a $0.4 million consolidation of income from the minority interest created by the NMTC transaction.

During the six month period ended September 30, 2008, non-interest expense increased $0.9 million, or 6.9%, to $14.6 million compared to $13.7 million for the prior year period.  The increase in non-interest expense was primarily due to increases of $0.7 million in employee compensation and benefits to $7.0 million compared to $6.3 million, $0.2 million in equipment expense to $1.3 million compared to $1.1 million and $0.1 million in net occupancy expense to $1.9 million compared to $1.8 million, respectively, for the prior year period.

For the six month period ended September 30, 2008, the Bank recorded a tax benefit of $0.8 million compared to income tax expense of $0.1 million for the prior year period. The tax benefit for the six months ended September 30, 2008 reflects income before taxes of $0.8 million which resulted in income tax expense of $0.3 million offset by the tax benefit generated by the NMTC investment totaling $1.0 million as compared to income before income taxes of $2.0 million for the prior year period, which resulted in income tax expense of $0.8 million offset by the tax benefit generated by the NMTC investment totaling $0.7 million.

Financial Condition Highlights

At September 30, 2008, total assets decreased $5.9 million, or 0.7%, to $790.7 million compared to $796.6 million at March 31, 2008, primarily the result of decreases in cash and cash equivalents of $11.8 million and other assets of $6.6 million, partially offset by increases in investment securities of $8.5 million and loans receivable, net of $2.7 million.

Cash and cash equivalents decreased $11.9 million, or 43.3%, to $15.5 million at September 30, 2008 compared to $27.4 million at March 31, 2008, primarily due to a $8.7 million decrease in federal funds sold and a $3.1 million decrease in cash and due from banks. The decrease in cash and cash equivalents is the result of the Bank using excess liquidity to purchase higher yielding securities as a result of the significant decline in federal funds rates.

Other assets decreased $6.6 million, or 15.8%, to $35.2 million at September 30, 2008 compared to $41.9 million at March 31, 2008, primarily due to receipt of a settlement receivable of $8.2 million from the sale of certain investments.

Total securities increased $8.5 million, or 22.3%, to $46.7 million at September 30, 2008 compared to $38.2 million at March 31, 2008, reflecting an increase of $9.4 million in available-for-sale securities and a $0.9 million decrease in held-to-maturity securities.  Available-for-sale securities increased $9.4 million, or 45.3% primarily due to purchases of Agency securities.  Held to maturity securities decreased $0.9 million, or 5.3% primarily due to collection of normal principal repayments and maturities.  $12.4 million in securities were purchased during the six months ended September 30, 2008.

Total loans receivable, net including loans held-for-sale, increased $2.7 million, or 0.4%, to $653.6 million at September 30, 2008 compared to $651.7 million at March 31, 2008.  The increase was primarily the result of an increase in commercial real estate loans of $13.2 million and an increase in commercial business loans of $2.3 million, offset by decreases in one- to four- family loans of $11.9 million and construction loans of $1.5 million.

Total liabilities decreased $6.4 million, or 0.9%, to $716.7 million at September 30, 2008 compared to $723.1 million at March 31, 2008.  The decrease in total liabilities was primarily the result of a $54.8 million reduction in deposits, offset by an increase of $50.8 million in advances and borrowed money.  The Bank made a strategic decision to allow higher cost certificates of deposit to run off and replaced them with lower cost borrowings to take advantage of the lower rate environment for borrowed money.

Deposits decreased $54.8 million, or 8.4%, to $599.8 million at September 30, 2008 compared to $654.7 million at March 31, 2008.  The decrease in deposit balances was primarily the result of decreases in certificates of deposit of $44.1 million, savings accounts of $6.8 million, NOW accounts of $2.6 million and demand accounts of $2.1 million, which were partially offset by an increase of $0.9 million in money market accounts.

Advances from the FHLB and other borrowed money increased $50.8 million, or 86.7%, to $109.4 million at September 30, 2008 compared to $58.6 million at March 31, 2008.  The increase in advances and borrowed money was primarily the result of an increase of $50.8 million in FHLB advances.  At September 30, 2008, based on available collateral held at the FHLB, the Bank had the ability to borrow an additional $41.2 million on a secured basis.

Total stockholders’ equity increased $0.6 million, or 1.1%, to $55.0 million at September 30, 2008 compared to $54.4 million at March 31, 2008.  The increase in total stockholders’ equity was primarily attributable to net income for the six months ended September 30, 2008 totaling $1.3 million, partially offset by dividends paid of $0.5 million and a decrease of accumulated other comprehensive income of $0.2 million.  The Bank’s capital levels meet regulatory requirements of a well capitalized financial institution.

Stock Repurchase Program

During the quarter ended September 30, 2008, the Company purchased an additional 6,800 shares of common stock under its stock repurchase program.  As of September 30, 2008, the Company has purchased a total of 176,187 shares at an average price per share of $15.72.  The number of shares yet to be repurchased is 55,448 shares.

Asset Quality

At September 30, 2008, non-performing assets totaled $27.6 million, or 3.47%, of total assets compared to $4.0 million, or 0.50% of total assets at March 31, 2008.  Of this amount, $9.5 million or 34% represent loans past maturity at September 30, 2008, that are current with respect to principal and interest payments and performing based upon their original repayment terms. Most of these loans have now been extended.  Excluding loans past maturity at September 30, 2008, non-performing assets would be $18.1 million, or 2.29% of total assets.

At September 30, 2008, the Bank’s allowance for loan losses was $5.1 million which represents a ratio of the allowance for loan losses to non-performing loans of 29.42% compared to 170.9% at March 31, 2008. The ratio of the allowance for loan losses to total loans was 0.81% at September 30, 2008 compared to 0.74% at March 31, 2008.

Please review our Form 10-Q for the quarterly period ended September 30, 2008 for additional information.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	September 30,	March 31,
	2008	2008
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$12,787	$15,920
Federal funds sold	1,790	10,500
Interest earning deposits	948	948
Total cash and cash equivalents	15,525	27,368
Securities:
Available-for-sale, at fair value (including pledged as collateral of $30,266 and $20,621 at September 30 and March 31, 2008, respectively)	30,311	20,865
Held-to-maturity, at amortized cost (including pledged as collateral of $15,863 and $16,643 at September 30 and March 31, 2008, respectively; fair value of $16,221 and $17,167 at September 30 and March 31, 2008, respectively)	16,388	17,307
Total securities	46,699	38,172

Loans held-for-sale	22,946	23,767

Loans receivable:
Real estate mortgage loans	579,531	578,957
Commercial business loans	54,361	52,109
Consumer loans	1,890	1,728
Allowance for loan losses	(5,135)	(4,878)
Total loans receivable, net	630,647	627,916
Office properties and equipment, net	15,831	15,780
Federal Home Loan Bank of New York stock, at cost	3,923	1,625
Bank owned life insurance	9,319	9,141
Accrued interest receivable	3,792	4,063
Goodwill	6,370	6,370
Core deposit intangibles, net	456	532
Other assets	35,232	41,859
Total assets	$790,740	$796,593

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$599,818	$654,663
Advances from the FHLB-New York and other borrowed money	109,437	58,625
Other liabilities	7,374	9,772
Total liabilities	716,629	723,060
Minority interest	19,150	19,150

Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,468,470 and 2,481,706 shares outstanding at September 30 and March 31, 2008, respectively)	25	25
Additional paid-in capital	24,177	24,113
Retained earnings	31,316	30,490
Treasury stock, at cost (56,221 and 42,985 shares at September 30 and March 31, 2008, respectively)	(781)	(670)
Accumulated other comprehensive income	224	425
Total stockholders' equity	54,961	54,383
Total liabilities and stockholders' equity	$790,740	$796,593

See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007

Interest Income:
Loans	$9,840	$11,184	$20,293	$22,177
Mortgage-backed securities	603	474	1,165	976
Investment securities	98	401	170	855
Federal funds sold	2	29	40	41
Total interest income	10,543	12,088	21,668	24,049

Interest expense:
Deposits	3,361	4,570	7,500	8,901
Advances and other borrowed money	981	1,055	1,709	2,030
Total interest expense	4,342	5,625	9,209	10,931

Net interest income before provision for loan losses	6,201	6,463	12,459	13,118

Provision for loan losses	170	--	339	--
Net interest income after provision for loan losses	6,031	6,463	12,120	13,118

Non-interest income:
Depository fees and charges	713	686	1,381	1,315
Loan fees and service charges	389	512	806	890
Write-down of loans held for sale	(16)	--	(16)	--
Gain on sale of securities	--	79	--	79
Gain (loss) on sale of loans	--	(19)	246	28
Other	485	195	902	277
Total non-interest income	1,571	1,453	3,319	2,589

Non-interest expense:
Employee compensation and benefits	3,616	3,145	7,030	6,317
Net occupancy expense	903	928	1,919	1,765
Equipment, net	694	513	1,309	1,105
Federal deposit insurance premiums	125	18	156	38
Other	1,967	2,592	4,226	4,476
Total non-interest expense	7,305	7,196	14,640	13,701

Income before income taxes	297	720	799	2,006
Income tax (benefit) expense	(422)	(44)	(745)	99
Minority Interest	98	--	237	--
Net income	$621	$764	$1,307	$1,907

Earnings per common share:
Basic	$0.25	$0.31	$0.53	$0.76
Diluted	$0.25	$0.30	$0.52	$0.74

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Six Months Ended
September 30,	September 30,
Selected Statistical Data:	2008	2007	2008	2007

Return on average assets (1)	0.31%	0.40%	0.33%	0.51%
Return on average equity (2)	4.56%	6.03%	4.82%	7.62%
Net interest margin (3)	3.48%	3.66%	3.50%	3.76%
Interest rate spread (4)	3.29%	3.40%	3.29%	3.48%
Efficiency ratio (5)	94.00%	90.90%	92.79%	87.23%
Operating expenses to average assets (6)	3.69%	3.78%	3.71%	3.64%
Average equity to average assets (7)	6.89%	6.59%	6.86%	6.63%

Average interest-earning assets to average interest-bearing liabilities	1.08	x	1.09	x	1.09	x	1.09	x

Net income per share - basic	$0.25	$0.31	$0.53	$0.76
Net income per share - diluted	$0.25	$0.30	$0.52	$0.74
Average shares outstanding - basic	2,468,988	2,490,045	2,473,422	2,497,666
Average shares outstanding - diluted	2,498,559	2,559,507	2,507,566	2,569,770
Cash dividends	$0.10	$0.10	$0.20	$0.19
Dividend payout ratio (8)	39.75%	32.46%	37.82%	24.80%

Capital Ratios:
Tier I leverage capital ratio (9)	8.13%	7.89%	8.13%	7.89%
Tier I risk-based capital ratio (9)	10.08%	7.90%	10.08%	7.90%
Total risk-based capital ratio (9)	10.88%	10.00%	10.88%	10.00%

	September 30,		March 31,
	2008	2007	2008	2007
Asset Quality Ratios:
Non performing assets to total assets (10)	3.46%	0.58%	0.50%	0.61%
Non performing loans to total loans receivable (10)	4.17%	0.70%	0.43%	0.74%
Allowance for loan losses to total loans receivable	0.81%	0.84%	0.74%	0.89%
Allowance for loan losses to non-performing loans	29.42%	146.21%	170.89%	119.93%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	Dividends paid on common stock during the period divided by net income for the period.
(9)	These ratios reflect consolidated bank only.
(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,
	2008			2007
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$660,058	$9,840	5.96%	$639,264	$11,184	7.00%
Mortgage-backed securities	46,013	603	5.24%	35,838	474	5.29%
Investment securities (2)	6,190	98	6.28%	28,475	401	5.60%
Fedederal funds sold	691	2	0.92%	2,171	29	5.31%
Total interest earning assets	712,952	10,543	5.91%	705,748	12,088	6.85%
Non-interest earning assets	78,219			55,964
Total assets	$791,171			$761,712

Interest Bearing Liabilities:
Deposits:
Now Accounts	$23,326	16	0.27%	$24,933	24	0.38%
Savings and clubs	121,800	163	0.53%	132,991	265	0.79%
Money market accounts	44,732	223	1.98%	45,529	258	2.25%
Certificates of deposit	368,883	2,949	3.17%	361,231	4,014	4.42%
Mortgagor's deposit	2,386	10	1.66%	2,793	9	1.28%
Total deposits	561,127	3,361	2.38%	567,477	4,570	3.20%
Borrowed money	97,248	981	4.00%	82,027	1,055	5.12%
Total interest bearing liabilities	658,375	4,342	2.62%	649,504	5,625	3.45%
Non-interest-bearing liabilities:
Demand	52,777			53,028
Other Liabilities	6,339			9,006
Total liabilities	717,491			711,538
Minority Interest	19,150			-
Stockholders' equity	54,530			50,174
Total liabilities and stockholders' equity	$791,171			$761,712
Net interest income		$6,201			$6,463

Average interest rate spread			3.29%			3.40%

Net interest margin			3.48%			3.66%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Six months ended September 30,
	2008			2007
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$657,295	$20,293	6.17%	$628,677	$22,177	7.06%
Mortgage-backed securities	44,740	1,165	5.21%	37,464	976	5.21%
Investment securities (2)	5,427	170	6.25%	29,831	855	5.72%
Federal funds sold	4,077	40	1.96%	1,555	41	5.26%
Total interest earning assets	711,539	21,668	6.09%	697,527	24,049	6.89%
Non-interest earning assets	78,406			55,231
Total assets	$789,945			$752,758

Interest Bearing Liabilities:
Deposits:
Now Accounts	$23,776	35	0.29%	$24,951	58	0.46%
Savings and clubs	123,638	330	0.53%	135,120	530	0.78%
Money market accounts	45,477	519	2.28%	46,193	501	2.16%
Certificates of deposit	379,885	6,592	3.46%	350,817	7,792	4.43%
Mortgagor's deposit	2,847	24	1.68%	2,807	20	1.42%
Total deposits	575,623	7,500	2.60%	559,888	8,901	3.17%
Borrowed money	79,853	1,709	4.27%	78,683	2,030	5.15%
Total interest bearing liabilities	655,476	9,209	2.80%	638,571	10,931	3.41%
Non-interest-bearing liabilities:
Demand	53,215			53,809
Other Liabilities	7,892			10,447
Total liabilities	716,583			702,827
Minority Interest	19,150			-
Stockholders' equity	54,212			49,931
Total liabilities and stockholders' equity	$789,945			$752,758
Net interest income		$12,459			$13,118

Average interest rate spread			3.29%			3.48%

Net interest margin			3.50%			3.76%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock